Exhibit 99.5

745 Seventh Avenue New York, NY 10019 United States

January 26, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 3, 2017, to the Board of Directors of CVS Health Corporation (the “Company”), as an Annex to the joint prospectus/proxy statement that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of the Company, as filed by the Company on January 26, 2018 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Aetna Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of CVS Health’s Financial Advisors”, “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Background of the Merger”, “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance”, “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Opinions of CVS Health’s Financial Advisors” and “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Unaudited Prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Evan Matlin
Name:	Evan Matlin
Title:	Managing Director